SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12



                             Bob Evans Farms, Inc.
               (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid: _________
      (2)  Form, Schedule or Registration Statement No.: _________
      (3)  Filing Party: _________
      (4)  Date Filed: _________

                             Bob Evans Farms, Inc.

                                P.O. Box 07863
                             Columbus, Ohio 43207

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                Columbus, Ohio
                                                                  Aug. 2, 1996

To the Stockholders of
Bob Evans Farms, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Bob Evans Farms, Inc. (the "Company") will be held at The Shelter House, Bob Evans Farm, Rio Grande, Ohio (approximately 12 miles north of Gallipolis, Ohio, on State Route No. 588) on Monday, Sept. 9, 1996, at 4:00 p.m., Eastern Daylight Time, for the following purposes:

(1)  To elect three directors to serve for terms of three years each.

(2) To consider the reports to be laid before the Annual Meeting or any adjournment(s) thereof.

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

There will be a social hour beginning at 3:00 p.m., Eastern Daylight Time, when soft drinks and sandwiches will be served. We are hoping you will take this opportunity to become acquainted with the officers and directors of your Company.

Stockholders of record at the close of business on July 12, 1996, will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment(s) thereof.

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, at the offices of the Company, 3776 South High Street, Columbus, Ohio 43207, from Aug. 30, 1996, until the Annual Meeting.

                                           By Order of the Board of Directors,




                                                   Daniel E. Evans
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                             Bob Evans Farms, Inc.
                                P.O. Box 07863
                             Columbus, Ohio 43207
                                (614) 491-2225

                                                                  Aug. 2, 1996

                                PROXY STATEMENT

This proxy statement and the accompanying proxy are being mailed on or about Aug. 2, 1996, to all stockholders of Bob Evans Farms, Inc. (the "Company") of record at the close of business on July 12, 1996, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") scheduled to be held on Monday, Sept. 9, 1996, or at any adjournment(s) thereof. The Annual Meeting will be held at 4:00 p.m., Eastern Daylight Time, at The Shelter House, Bob Evans Farm, Rio Grande, Ohio (approximately 12 miles north of Gallipolis, Ohio, on State Route No. 588).

A proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. Stockholders of the Company may use their proxies if they are unable to attend the Annual Meeting in person or wish to have their shares of Common Stock, par value $.01 per share (the "Common Shares"), voted by proxy even if they do attend the Annual Meeting. Without affecting any vote previously taken, any stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; by executing a later-dated proxy which is received by the Company prior to the Annual Meeting; or by attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. Officers and employees of the Company may solicit proxies by further mailing, by telephone or by personal contact without receiving any additional compensation therefor. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Common Shares of the Company not beneficially owned by them, for forwarding such materials to, and obtaining proxies from, the beneficial owners of such Common Shares.

The Annual Report of the Company for the fiscal year ended April 26, 1996 (the "1996 fiscal year"), including financial statements, is enclosed with this Proxy Statement.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only stockholders of record at the close of business on July 12, 1996, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. At July 12, 1996, the Company had outstanding 42,235,163 Common Shares entitled to vote at the Annual Meeting. Each Common Share entitles the holder thereof to one vote upon each matter to be voted upon by stockholders at the Annual Meeting.

Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to withhold authority to vote for one or more nominees for election as a director of the Company. In accordance with Delaware law and the Company's By-Laws, Common Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. The election of directors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions by the 10th day before the Annual Meeting.

The following table sets forth certain information with respect to the only person known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Shares of the Company.


Name and Address                Amount and Nature
of Beneficial Owner          of Beneficial Ownership       Percent of Class (1)
- -------------------          -----------------------       --------------------

Thompson, Siegel &
  Walmsley, Inc.                   2,117,983 (2)                    5%
5000 Monument Avenue
Richmond, Virginia 23230

- --------------------------------

(1) The percent of class is based upon 42,235,163 Common Shares outstanding on July 12, 1996.

(2) Based on information contained in filings with the SEC (the latest of which is dated Feb. 7, 1996), Thompson, Siegel & Walmsley, Inc., ("TSW") a registered investment adviser, beneficially owns 2,117,983 Common Shares, of which TSW has sole voting power over 1,474,377 Common Shares, shared voting power over 262,368 Common Shares and sole investment power over 2,117,983 Common Shares.

The following table on the top of page 3 sets forth certain information with respect to the Company's Common Shares beneficially owned by each of the nominees for election as a director of the Company, by each of the continuing directors of the Company, by each of the executive officers of the Company named in the Summary Compensation Table and by all directors and executive officers of the Company as a group, as of July 12, 1996:


                                             Amount and Nature of Beneficial Ownership (1)
                                      -----------------------------------------------------------
                                                          Common Shares Which
                                                           Can be Acquired
Name of Beneficial                                         Upon Exercise of
Owner or Number of                   Common Shares       Options Exercisable                          Percent  of
Persons in Group                    Presently Held          Within 60 Days           Total             Class (2)
- ----------------------             ----------------     ---------------------        -----            -----------
Larry C. Corbin(3) ............         35,295                   5,280               40,575                (4)
Daniel E. Evans(3) ............        576,708(5)              122,920              699,628                1.7%
J. Tim Evans ..................        575,277(6)                1,027              576,304                1.4%
Daniel A. Fronk ...............         21,709(7)                1,027               22,736                (4)
G. Robert Lucas II ............          8,983(8)                1,027               10,010                (4)
Cheryl L. Krueger .............             -0-                  5,134                5,134                (4)
Stewart K. Owens(3) ...........        211,382                   9,000              220,382                (4)
Robert E. H. Rabold ...........          1,013                   4,108                5,121                (4)
Robert S. Wood ................        320,982                   1,027              322,009                (4)
Roger D. Williams(3) ..........         32,232(9)                5,280               37,512                (4)
Donald J. Radkoski(3) .........          8,445(10)               5,280               13,725                (4)

All directors and
  executive officers
  as a group
  (15 persons) ................      1,829,565(11)             181,730            2,011,295                4.8%

________________

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the Common Shares reflected in the table. All fractional Common Shares have been rounded to the nearest whole Common Share.

(2) The percent of class is based upon the sum of 42,235,163 Common Shares outstanding on July 12, 1996, and the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of July 12, 1996.

(3)  Executive officer of the Company named in the Summary Compensation Table.

(4) Represents ownership of less than 1% of the outstanding Common Shares of the Company.

(5) Includes 9,506 Common Shares held by the wife of Mr. Evans, 3,796 Common Shares held by the wife of Mr. Evans as custodian for their son and 37,226 Common Shares held by Evans Enterprises, Inc. In his capacity as Chairman, Chief Executive Officer and sole shareholder of Evans Enterprises, Inc., Mr. Evans may be deemed to have sole voting and investment power with respect to the Common Shares held by that corporation.

(6)  Includes 133,388 Common Shares held by the wife of Mr. Evans.

(7) Includes 5,133 Common Shares held in the Josephine A. Fronk Trust with respect to which Mr. Fronk serves as trustee and exercises sole voting and investment power.

(8) Includes 3,271 Common Shares held by Mr. Lucas in a KEOGH plan for the benefit of Mr. Lucas and 400 Common Shares held in the William B. Lucas Trust with respect to which Mr. Lucas serves as trustee and exercises sole voting and investment power.

(9) Includes 340 Common Shares held by Mr. Williams as custodian for the benefit of his son and 340 Common Shares held by Mr. Williams as custodian for the benefit of his daughter.

(10) Includes 21 Common Shares held by Mr. Radkoski as custodian for the benefit of his son and 14 Common Shares held by Mr. Radkoski as custodian for the benefit of his daughter.

(11) Includes Common Shares held by the spouses of certain executive officers and directors, Common Shares held by the custodians for the children of certain executive officers and directors and Common Shares held by certain executive officers and directors in their capacities as trustees of certain trusts. See notes (5) through (10).

                             ELECTION OF DIRECTORS

Directors of the Company are elected at the Annual Meeting. There are currently nine members of the Board of Directors. Pursuant to the By-Laws of the Company, the directors have been divided into three classes of three directors each. Class I directors currently serve until the Annual Meeting in 1996, Class II directors currently serve until the Annual Meeting in 1997, and Class III directors currently serve until the Annual Meeting in 1998. At the Annual Meeting, three Class I directors will be elected for three year terms.

The Board of Directors has designated the three nominees listed below for election as Class I directors of the Company for terms expiring in 1999. The Common Shares represented by the enclosed proxy, if returned duly executed and not properly revoked, will be voted as specified thereon, or if no instructions are given, for the Board's nominees; however, the persons designated as proxies reserve full discretion to vote the Common Shares represented by the proxies for the election of the remaining nominees and any substitute nominee(s) designated by the Board in the event the nominee who would otherwise receive the votes is unavailable or unable to serve as a candidate for election as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve if elected to the Board.

Under Delaware law and the Company's By-Laws, the three nominees for election as Class I directors receiving the greatest number of votes will be elected as Class I directors.

The following table sets forth the nominees for election to the Board of Directors, the directors of the Company whose terms in office will continue after the Annual Meeting, and certain information with respect to each nominee and director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

Name, Age and Year Became Director;         PRINCIPAL OCCUPATION FOR PAST
Positions and Offices with the Company      FIVE YEARS AND OTHER INFORMATION

                 NOMINEES - TERMS TO EXPIRE IN 1999 (CLASS I)


Daniel A. Fronk, age 60;             Senior Executive Vice President and Board
Director since 1981                  Member of The Ohio Company, an investment
                                     banking firm, Columbus, Ohio. (1)

Cheryl L. Krueger, age 44;           President and Chief Executive Officer of
Director since 1993                  Cheryl & Co., a manufacturer and retailer
                                     of gourmet foods and gifts, Columbus, Ohio.



G. Robert Lucas II, age 52;          Partner in Vorys, Sater, Seymour and Pease,
Director since 1986                  Attorneys at Law, Columbus, Ohio, since
                                     1990. (2)

______________________

(1) The Ohio Company rendered various investment banking services to the Company during the Company's 1996 fiscal year, and continues to do so.

(2) Vorys, Sater, Seymour and Pease is general counsel to the Company. It rendered legal services to the Company during the Company's 1996 fiscal year, and continues to do so.

  Name, Age and Year Became Director;           PRINCIPAL OCCUPATION FOR PAST
  Positions and Offices with the Company        FIVE YEARS AND OTHER INFORMATION


           CONTINUING DIRECTORS - TERMS TO EXPIRE IN 1997 (CLASS II)

Larry C. Corbin, age 54;        Executive Vice President - Restaurant
Executive Vice President -      Operations Group of the Company since
Restaurant Operations Group     1995. Senior Group Vice President - Restaurant
of the Company; Director        Operations Group Operations Group from
since 1981.                     1994 to 1995; Group Vice
                                President Business Development
                                from 1990 to December 1993;
                                Executive Vice President,
                                Operations and Development,
                                Restaurant Division, from 1988
                                to 1990; Senior Vice President,
                                Operations and  Development,
                                Restaurant Division, from 1987
                                to 1988; and Senior Vice
                                President, Operations,
                                Restaurant Division, from 1974
                                to 1987, in each case of the
                                Company.


Stewart K. Owens, age 41;       President and Chief Operating Officer of the
President and Chief Operating   Company since 1995.  Executive Vice.
Officer of the Company;         President and Chief Operating Officer from
Director since 1987.            1994 to 1995; and Group Vice President -
                                Food Products Group from 1990 to 1993,
                                in each case of the Company. President and Chief Operating Officer of Owens Country
                                Sausage, Inc., a subsidiary of the Company, since 1984.

Robert E. H. Rabold, age 57;    Chairman, President and Chief Executive
Director since 1994.            Officer of Motorists Mutual Insurance
                                Company and its various subsidiaries,
                                Columbus, Ohio; Chairman, President and
                                Chief Executive Officer of American
                                Hardware Mutual Insurance Company and
                                its various subsidiaries, Columbus, Ohio, since 1993.




          CONTINUING DIRECTORS - TERMS TO EXPIRE IN 1998 (CLASS III)

Daniel E. Evans, age 59;        Chairman of the Board, Chief Executive
Chairman of the Board, Chief    Officer ,and Secretary.  Mr. Evans is the of
Executive Officer and           the Company; first cousin of J. Tim Evans.
Secretary of the Company.
Director since 1957.

Tim Evans, age 69; Director     Director of the Company.  Mr. Evans is the
since 1957.                     first cousin of Daniel E. Evans.


Robert S. Wood, age 68;         Director of the
Director since 1957.            Company Vice Chairman from 1990
                                to 1992, and Executive Vice
                                President and Chief Operating
                                Officer, Restaurant Division,
                                and Vice President, Sausage
                                Division, from 1974 to 1990, in
                                each case of the Company.

     Daniel E. Evans, a director of The Sherwin-Williams Company and National City Corporation, is the only nominee or continuing director who is also a director of any other company with a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or which is otherwise subject to the reporting requirements of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

     The   Company's    Board   of   Directors   has   standing    Audit   and
Compensation/Stock   Option  Committees.   There  is  no  standing  Nominating
Committee or committee performing similar functions.

     The Audit Committee consists of J. Tim Evans, Daniel A. Fronk, G. Robert Lucas II, Robert E. H. Rabold and Robert S. Wood. The Audit Committee reviews the services performed and to be performed by the Company's principal accountant, the cost of such services and the quarterly financial statements of the Company. The Audit Committee met three times during the 1996 fiscal year.

     The Compensation/Stock Option Committee (the "Committee"), consisting of Daniel A. Fronk, Cheryl L. Krueger and G. Robert Lucas II, reviews and recommends to the Board of Directors of the Company the salaries, bonuses and other cash compensation to be paid to executive officers of the Company and the other non-stock-based benefits to be received by such executive officers. The Committee also administers the Company's stock option plans pursuant to which employee stock options are granted, selects and nominates for selection those eligible employees who may participate in each stock option plan (where selection is required) and prescribes the terms of any stock options granted under the stock option plans. The Committee met seven times during the 1996 fiscal year.

     The Board of Directors of the Company held a total of five meetings during the 1996 fiscal year. None of the directors attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board on which he or she served during the period he or she served.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page16 shall not be incorporated by reference into any such filings.

Administration

     During the 1996 fiscal year, the Company's compensation policies for its executive officers were administered by the Committee, all the members of which are non-employee directors. The compensation policies administered by the Committee are intended to enhance the financial performance of the Company by aligning the financial interests of the Company's executive officers with those of its stockholders.

     The primary components of executive compensation are base salary, cash bonus and longer-term incentives such as stock option grants. The Committee recommends to the Board of Directors the salaries and bonuses of the executive officers and administers the stock option plans pursuant to which employee stock options are granted. In addition, the salary and bonus components of executive compensation are reviewed for competitiveness in relation to a group of companies in the restaurant and food products businesses by members of the human resources group of the Company and by independent consultants specializing in executive compensation.

     Section 162(m) of the Internal Revenue Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer of the Company. The Company is reviewing its existing compensation plans and intends to amend such plans at the appropriate time to insure that compensation paid to its executive officers is deductible by the Company.


Overall Philosophy

     The Company has adopted a Total Compensation System which is intended to provide executive officers with a competitive salary, while at the same time emphasizing the bonus and long-term components of total compensation. All management employees of the Company (including the five executive officers named in the Summary Compensation Table) have been placed in one of 18 pay grades, each pay grade being commensurate with the duties undertaken by each such employee. Each pay grade is assigned a minimum, midpoint and maximum salary range as well as a minimum, midpoint and maximum total compensation range. The dollar amounts comprising the minimum, midpoint and maximum ranges were derived by Company personnel, working with executive compensation consultants, from comparisons to companies in similar lines of business with the Company as published in compensation surveys.

Base Salary

     A review of the salaries being paid to the executive officers of the Company was conducted at a meeting of the Committee held in May 1995. At that meeting, it was Management's recommendation that a 4% increase in the salaries of each of the executive officers, including Daniel E. Evans, Chairman of the Board and Chief Executive Officer, should be implemented. This recommendation, which was premised on keeping the salaries of the Company's executive officers competitive with those of other companies in similar lines of business, was accepted by the Committee, retroactive to the beginning of the 1996 fiscal year, and adopted by the Board of Directors. In addition, the salary of one of the executive officers named in the Summary Compensation Table was further increased to reflect his promotion from Grade 6 to Grade 5.

     In July  1995,  three of the  executive  officers  named  in the  Summary
Compensation Table received promotions. As a result, additional salary increases were recommended by Management. These recommendations were accepted by the Committee and approved by the Board of Directors with respect to these three executive officers.

Bonuses

     At the beginning of the 1996 fiscal year, each executive officer agreed upon written goals to be accomplished by him or her during the fiscal year. Different goals were set for each executive officer _ some involving overall Company performance (such as performance of the Common Shares, increase in net income, increase in sales and cost savings) and some specific to the performance of the particular executive officer (such as personnel management, financial presentations and community service). Each goal was weighted (the total weighing of all goals adding to 100%) and at the end of the fiscal year, each executive officer was graded by one or more of his or her peers.

     Based on these analyses and the grades received by each executive officer, an initial bonus level was determined. After the initial bonus levels for the executive officers were determined, they were reviewed a final time by the Chairman of the Board and Chief Executive Officer, who has discretion to recommend additional bonus amounts for extraordinary performance or contributions during the fiscal year. The Chairman's recommendations were then reviewed by the Committee, which made its recommendations to the Board of Directors.

     During fiscal 1996, the Company's earnings (before a $.33 charge resulting from the adoption of SFAS 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of") declined approximately 20% (from $1.27 per share in fiscal 1995 to $1.02 per share in fiscal 1996) and the price of a Common Share of the Company dropped approximately 20% (from $20.375 on May 1, 1995, to $16.125 on April 26, 1996).
As a result of this performance, Management was of the opinion, and the Committee concurred, that the bonuses of the most highly compensated executive officers of the Company should essentially mirror the performance of the Company in these two areas. As a result, the aggregate bonuses paid to the five most highly compensated executive officers of the Company declined from their fiscal 1995 levels by 19.73%.

     The performance of Daniel E. Evans was evaluated on the same basis as the performance of the other executive officers of the Company. That is, goals were set at the beginning of the fiscal year and Mr. Evans was graded (by the Committee, rather than by his peers) with respect to each such goal. At the beginning of the 1996 fiscal year, Mr. Evans' bonus for 1996 was targeted at 105% of his salary. As a result, if, in the judgment of the Committee, he attained 100% of his goals and no other subjective factors were considered, his bonus would be 105% of his salary for the 1996 fiscal year. His ability to earn more or less than his targeted bonus was predicated on various objective factors (the performance goals previously referred to) and subjective factors (to be applied by the Committee in its discretion).

     At its meeting on May 28, 1996, the Committee reviewed the performance goals for Mr. Evans, applied the mathematical formulae to those goals for which such formulae were applicable and subjectively evaluated Mr. Evans' performance in categories not subject to a mathematical formula. This combination of objective and subjective analyses led to the bonus disclosed in the Summary Compensation Table, which was recommended by the Committee and adopted by the Board of Directors. Mr. Evans' bonus for fiscal 1996 declined by 20.53% over that paid to him in fiscal 1995.

Stock Option Plans

     In contrast to salary and bonuses, stock option grants are tied directly to stock price performance. The Committee grants incentive stock options ("ISOs") under stockholder-approved stock option plans with an exercise price equal to the market value of the Company's Common Shares on the date of grant. If there is no appreciation in the market value of the Company's Common Shares, the options are valueless. Grants of ISOs are normally made to eligible employees, including executive officers, once every five years. Any grants made in intervening years are made to recognize changes in responsibilities, to grant ISOs to newly hired employees, and the like. No grants of ISOs were made to any executive officer during the 1996 fiscal year.

     In addition, grants of non-qualified stock options ("NQSOs") are made to provide benefits under the Company's Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded plan, the purpose of which is to retain key employees by providing retirement benefits in excess of benefits available under tax qualified retirement plans. While the exercise price of the NQSOs is less than the market value of the Company's Common Shares on the date of grant, benefits under the SERP will not reach their actuarially assumed values if the Company's Common Shares do not appreciate at a predetermined assumed rate. No future adjustments to or grants of NQSOs will be made to match actual values of the NQSOs with the assumed value of such NQSOs at the date of grant.

     At the 1992 Annual Meeting, the stockholders of the Company approved the Company's Nonqualified Stock Option Plan (the "Nonqualified Plan"). The purpose of the Nonqualified Plan is to use grants of NQSOs to fund benefits earned under the SERP. At the conclusion of the 1996 fiscal year, the Committee made grants of NQSOs to executive officers (including Daniel E. Evans) in amounts determined to be necessary to fund benefits accrued under the SERP during the 1996 fiscal year, given the years of service and current compensation of each participant. It is anticipated that the Committee will make additional grants of NQSOs annually to meet the funding requirements of the SERP.

Other Compensation

     Each of the executive officers participates in the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan (the "401K Plan"). Following the conclusion of calendar year 1995, the Board of Directors voted to contribute $3,235,500 to the 401K Plan. Each participant in the 401K Plan received a pro rata share of this contribution and a pro rata share of forfeitures reallocated to participants (such pro rata share, in each case, based upon such participant's eligible compensation). In addition, each executive officer had the option of contributing up to 7% of his or her compensation (up to a maximum contribution of $9,500) to the 401K Plan. In cases where participants made voluntary contributions to the 401K Plan, the Company contributed $0.25 for each $1.00 of voluntary contributions (subject to a limitation of 6% of total compensation of each participant making voluntary contributions).

Submitted By:

Compensation/Stock Option Committee Members
G. Robert Lucas II, Chairman
Daniel A. Fronk
Cheryl L. Krueger

                      COMPENSATION/STOCK OPTION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

     G. Robert Lucas II, who is a partner in the law firm of Vorys, Sater, Seymour and Pease, which rendered legal services to the Company during the Company's 1996 fiscal year and continues to do so, serves as a member of the Compensation/Stock Option Committee of the Company's Board of Directors. Daniel A. Fronk, who is Senior Executive Vice President and a Board Member of The Ohio Company, which rendered various investment banking services to the Company during the Company's 1996 fiscal year and continues to do so, also serves as a member of the Compensation/Stock Option Committee.


               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary of Cash and Certain Other Compensation

     The following table summarizes, for the fiscal years ended April 26, 1996, April 28, 1995, and April 29, 1994, cash compensation paid by the Company to, as well as certain other compensation paid or earned for those years by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE
                                                            Long-Term
                                                           Compensation
                                                              Awards
                                                         ---------------
                                    Annual Compensation     Securties
                                    -------------------     Underlying       All Other
Name and Principal         Fiscal    Salary      Bonus       Options/       Compensation
Position                    Year     ($)(1)       ($)        SARs(#)           ($)(3)
- -------------------         ----     ------       ---        -------           ------
Daniel E. Evans:           1996    $331,727    $298,000      4,770(2)          $2,250
 Chairman of the Board,    1995    $319,030    $375,000       12,221           $2,284
Chief Executive            1994    $307,834    $358,669       30,676           $2,770
Officer and Secretary

Stewart K. Owens:          1996    $213,742    $173,000      2,330(2)          $2,250
President and Chief        1995    $194,974    $210,000        2,323           $2,284
Operating Officer          1994    $164,896    $186,070       16,055           $2,770

Larry C. Corbin            1996    $180,963    $149,500        1,948           $2,250
Executive Vice President   1995    $170,637    $180,000        4,436           $2,284
 - Restaurant Operations   1994    $157,734    $177,482       11,228           $2,770
   Group

Roger D. Williams:         1996    $168,963    $150,000      2,041(2)          $2,250
Executive Vice             1995    $159,037    $185,000        1,702           $2,284
President - Food           1994    $146,934    $164,400       10,050           $2,945
Products/Marketing/
Technical Services
Group

Donald J. Radkoski         1996    $140,000    $136,500       2,824            $2,250
Group Vice                 1995    $103,022    $180,000       2,516            $2,284
President - Finance        1994     $92,900    $108,000       9,080            $2,770
Group, Treasurer and
Chief Financial Officer

- ------------------------

(1) "Salary" includes directors' fees received by each of Messrs. Evans, Owens and Corbin during the 1996, 1995 and 1994 fiscal years in the amounts of $12,000, $11,600 and $10,800, respectively.

(2)  See the table under "Grants of Options."

(3) Includes Company contributions to the 401K Plan during the 1996, 1995 and 1994 fiscal years.

Grants of Options

     The following table sets forth information concerning individual grants of options made during the 1996 fiscal year to each of the named executive officers. The Company has never granted stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                         Potential
                                                                                    Realizable Value at
                                        Individual Grants                         Assumed Annual Rates of
                    ----------------------------------------------------------   Stock Price Appreciation
                    Number of      % of Total                                       for Option Term(1)
                    Securties        Options     Exercise  Market   Expiration   _________________________
                    Underlying     Granted to     Price     Price      Date        0%       5%       10%
                     Options      Employees in    ($/Sh)    ($/Sh)
Name              Granted (#)(1)   Fiscal Year
- -----------       -------------   ------------   -------   -------   -------   -----------------------------
Daniel E. Evans      4,770(2)         2.4%       $10.187   $20.375     (2)     $ 48,592   $83,109   $138,639
Stewart K. Owens     2,330(2)         1.2%       $10.187   $20.375     (2)     $ 23,736   $97,701   $376,526
Larry C. Corbin      1,948(2)         1.0%       $10.187   $20.375     (2)     $ 19,844   $43,317   $ 91,183
Roger D. Williams    2,041(2)         1.0%       $10.187   $20.375     (2)     $ 20,792   $70,409   $225,275
Donald J. Radkoski   2,824(2)         1.4%       $10.187   $20.375     (2)     $ 28,768  $118,413   $456,349


______________________

(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation in the price of the Common Shares of the Company over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(2) These are NQSOs granted under the Nonqualified Plan to fund and settle benefits earned under the SERP. These NQSOs are intended to encourage executive officers to remain in the employ of the Company until retirement and to provide them with a supplemental retirement benefit. The NQSOs become exercisable when the executive officer attains age 55 and has completed 10 years of service with the Company or attains age 62 while employed by the Company, whichever is earlier, upon the death of the executive officer or upon the occurrence of a change in control of the Company (subject to the limitation that they be exercised within three months following the change in control or the restrictions on exercisability again apply). No NQSOs may be exercised, however, for a period of six months following the date of grant. If an executive officer terminates employment with the Company for any reason other than death or retirement, his NQSOs will be forfeited unless the Compensation/Stock Option Committee of the Company's Board of Directors permits the exercise of the NQSOS. The NQSOs expire on the date which is five years after the earlier of the date the executive officer attains age 65 or the date of his death. The Potential Realizable Values of the NQSOs assume an expiration date of five years after each executive officer attains age 65.

Option Exercises and Holdings

     The following table sets forth certain information with respect to options exercised during the 1996 fiscal year by each of the named executive officers and unexercised options held as of the end of the 1996 fiscal year by such executive officers.


                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                  Number of                         Number of
                  Securities                        Securities               Value of Unexercised
                  Underlying        Value           Underlying                   In-the-Money
                   Options        Realized      Unexercised Options            Options at Fiscal
Name              Exercised        ($) (1)       at Fiscal Year-End            Year-End ($)(1)(2)
- ---------            (#)          --------      -------------------          ----------------------
                  ---------                  Exercisable  Unexercisable    Exercisable   Unexecisable
                                             -----------  -------------    -----------   ------------
Daniel E. Evans       --             --        122,920        8,000         $722,820           --
Stewart K. Owens      --             --          9,000       17,133          $30,309        $49,126
Larry C. Corbin       --             --          5,280       27,957             --         $144,387
Roger D. Williams     --             --          5,280       17,441             --          $78,092
Donald J. Radkoski    --             --          5,280       10,020             --          $28,150


______________________

(1) All values are shown pre-tax and are rounded down to the nearest whole dollar.

(2)  Based on the 1996  fiscal  year-end  closing  price of $16.125 per Common
     Share.

Compensation of Directors

     Each director who is not a salaried officer of the Company receives a monthly fee of $2,200 (and an additional $500 for each committee meeting attended), and each director who is a salaried officer of the Company receives a monthly fee of $1,000. If a director does not attend a scheduled meeting of the Board of Directors, he or she will have $500 deducted from the amount of the monthly fee he or she would have received for the month of such meeting. Each director is reimbursed for out-of-pocket expenses incurred in attending meetings. The Company maintains a life insurance policy with a death benefit of $50,000 on behalf of each director of the Company.

     Directors of the Company who are not employees of the Company or of any of its subsidiaries (the "Nonemployee Directors") also receive grants of NOSOs under the Bob Evans Farms, Inc. 1989 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). The Nonemployee Directors Plan provides that the aggregate number of Common Shares for which options may be granted is 73,333. The Nonemployee Directors Plan provides for the automatic grants of NOSOs for 3,080 Common Shares effective June 16, 1989, NQSOs for 5,133 Common Shares effective May 1, 1991, and NQSOs for 5,133 Common Shares effective on May 1, 1996, to each person who was a Nonemployee Director on the applicable date. Each person who was not a member of the Board on May 1, 1996, who is subsequently elected to the Board prior to May 1, 2001, and who is a Nonemployee Director will automatically receive NQSOs to purchase 5,133 Common Shares effective on the date of the first meeting of the Board after his or her election. The exercise price per share of each NQSO will be equal to the fair market value of a Common Share on the date of grant and will automatically be adjusted to reflect stock dividends and stock splits. NOSOs become exercisable over a period of time and have terms of five years.

Severance Arrangements

     From February 1989 through September 1990, the Company entered into agreements with the five executive officers named in the Summary Compensation Table. These agreements, which are substantially identical, have one-year terms, which are automatically extended for one-year periods unless either party gives notice not to renew, and provide that in the event of the executive officer's termination of employment under certain circumstances during the 36-month period following a "change of control" of the Company (the "Effective Period"), the executive officer will be entitled to certain severance benefits. Prior to such change of control, the executive officer will remain an employee at the will of the Company.

     Each agreement will terminate automatically on the death or retirement of the executive officer to whom it relates, and may be terminated at the option of the Company upon disability of the executive officer or for "cause" (as that term is defined in the agreement) or, at the option of the executive officer, for other than "good reason," in all of which cases no additional severance payments, other than accrued compensation and benefits customarily paid to employees in such circumstances, will be due the executive officer.

     If the executive officer terminates the agreement during the Effective Period for "good reason," or, if the Company terminates the agreement during such period for any reason other than for "cause" (as that latter term is defined in the agreement) or as a result of the executive officer's death, retirement or disability, the Company will be obligated to pay the executive officer his base salary and prorated bonus through the date of the termination and (A) to make a lump-sum payment to the executive officer equal to 2.99 times the average annual compensation (including salary and bonus) which was payable to the executive officer for the five taxable years ending prior to the date on which the change of control occurred; (B) to continue health and life insurance and other employee welfare benefit plans for the executive officer and his family for a period of 36 months following the date of termination; (C) to allow the executive officer to exercise in full any stock options held by the executive officer which were not fully exercisable on the termination date; and (D) to pay to the executive officer in one lump sum in cash, at the executive officer's normal retirement age, an amount equal to the actuarial equivalent of the retirement pension to which the executive officer would have been entitled under such retirement plan had he accumulated 36 additional months of continuous service after the termination date. As of April 26, 1996, the amount of the lump-sum payment to Messrs. Evans, Owens, Corbin, Williams and Radkoski would have been approximately $1,775,000, $948,000, $885,000, $888,000 and $501,000, respectively.

     If any portion of the payments and benefits provided for in an agreement would be considered "parachute payments" within the meaning of Section 28OG(b)(2) of the Internal Revenue Code, so as to be nondeductible by the Company, then the aggregate present value of all of the amounts and benefits payable to the executive officer to whom such agreement relates will be reduced at the election of the executive officer to the maximum amount which would cause all of the payments and benefits to be deductible by the Company.

     For purposes of each agreement, the executive officer to whom it relates may terminate his employment for "good reason" during the Effective Period if his title, duties, responsibilities, compensation or benefits are reduced, if he is required to relocate or if the agreement is breached by the Company. A "change of control" is defined to include, among other events, the acquisition by any individual, entity or group of stock entitling such individual, entity or group to exercise 20% or more of the voting power of the Company or a change in a majority of the current directors of the Company, unless the election or nomination for election of the successor directors was approved by a vote of at least threequarters of the incumbent directors.

                               PERFORMANCE GRAPH


Comparison of Five Year Cumulative Total Return

     The following line graph compares the yearly percentage change in the Company's cumulative total stockholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company's Common Shares at the end and the beginning of the measurement period; by (ii) the price of the Common Shares at the beginning of the measurement period) against the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the weighted average of the NASDAQ Restaurants and Food Manufacturers Indices (Restaurants are weighted 70% and Food Manufacturers 30% to reflect the Company's business mix) ("NASDAQ Restaurant/Food Mfg. Peer") for the five year period ended April 26, 1996. Stock prices and dividends of the Company have been adjusted for stock splits and stock dividends.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG BOB EVANS FARMS, INC., S&P 500 AND NASDAQ
                        RESTAURANT/FOOD MFG. PEER GROUP

                                                         NASDAQ
                                                    Restaurant/Food
                     Bob Evans         S&P 500      Mfg. Peer Group*
                     ----------------------------------------------
4/30/91               100.000          100.000          100.000
4/30/92               136.100          114.000          119.680
4/30/93               133.200          124.500          140.200
4/29/94               161.600          130.800          141.530
4/28/95               158.100          153.800          129.140
4/30/96               123.600          200.700          155.980

*70% Restaurants & 30% Food Manufacturers

                           PROXY STATEMENT PROPOSALS

     Each year the Board of Directors submits its nominations for election as directors at the annual meeting of stockholders. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the Proxy Statement for action at each year's annual meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the 1997 Annual
Meeting, presently scheduled for Sept. 8, 1997, must be received by the Company on or before April 4, 1997.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     Ernst & Young, which has served as independent auditors for the Company since 1980, has been selected by Management to serve in that capacity for the 1997 fiscal year. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

     There will be presented at the Annual Meeting the Company's Annual Report for the fiscal year ended April 26, 1996, containing financial statements for such fiscal year and the signed report of Ernst & Young, independent auditors, with respect to such financial statements. The Annual Report is not to be regarded as proxy soliciting material, and Management of the Company does not intend to ask, suggest or solicit any action from the stockholders with respect to such Report.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the only business which Management intends to present at the Annual Meeting consists of the matters set forth in this Proxy Statement. Management knows of no other matters to be brought before the Annual Meeting by any other person or group. If any other matters should properly come before the Annual Meeting, or any adjournment(s) thereof, the proxy holders will vote thereon in their discretion, in accordance with their best judgment in light of the conditions then prevailing. All proxies received duly executed and not properly revoked will be voted.

     You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice delivered to the Company before the proxy is voted or in person at the Annual Meeting before the proxy is voted (without affecting any vote previously taken).

                                           By Order of the Board of Directors,



                                           Daniel E. Evans
                                           Chairman of the Board
                                           Chief Executive Officer


                           _______________________

                            [GRAPHIC OMITTED: LOGO]

                        Annual Meeting of Stockholders
                           To be held Sept. 9, 1996

                                                                  Aug. 2, 1996

Dear Stockholders:

Those of you who have joined us at previous Bob Evans Farms Annual Meetings would probably agree that it seems there is nothing hotter than an August day at the Bob Evans Farm under a tent. Because we are in the hospitality business and believe in making changes to better take care of our guests, we have changed the date of our annual meeting. The 1996 Bob Evans Farms Annual Meeting of Stockholders will be held Monday, Sept. 9, 1996 - still at the Bob Evans Farm in Rio Grande, Ohio, where our company began more than 40 years ago, and still under a tent.

I do hope you will be able to join us. The meeting begins at 4 p.m. You are also invited to a social hour, beginning at 3 p.m., to enjoy some delicious Bob Evans products.

Although we have traditionally announced first quarter financial results at the Annual Meeting, this year they will be announced prior to the meeting on Sept. 3, 1996.

We hope to see many of you in person at the Annual Meeting, where you will have the opportunity to become better acquainted with the officers and directors of your company. Prior to the meeting, please complete, sign and return your proxy in the enclosed postage-paid envelope. Your vote is very important to us.

                                            Sincerely,

                                        /s/ Daniel E. Evans
                                            _______________________________
                                            Daniel E. Evans
                                            Chairman of the Board
                                            Chief Executive Officer


                             FOLD AND DETACH HERE
- --------------------------------------------------------------------------------

Where a choice is indicated, the shares represented by this proxy when properly executed will be voted or not voted as specified. If no choice is indicated on the reverse side, the shares represented by this proxy will be voted "for" the election of the nominees listed in item No. I as directors of the company. If any other matters are properly brought before the annual meeting or any adjournment or adjournments thereof or if a nominee for election as a director named in the proxy statement is unable to serve or for good cause will not serve, the shares represented by this proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the directors may recommend.

                                                   The   undersigned    hereby
                                                   acknowledges receipt of the
                                                   Notice   of   the    Annual
                                                   Meeting  of   Stockholders,
                                                   dated  Aug.  2,  1996,  the
                                                   Proxy  Statement  furnished
                                                   therewith,  and the  Annual
                                                   Report of the  Company  for
                                                   the fiscal year ended April
                                                   26,    1996.    Any   proxy
                                                   heretofore  given  to  vote
                                                   the shares of Common  Stock
                                                   which  the  undersigned  is
                                                   entitled  to  vote  at  the
                                                   Annual      Meeting      of
                                                   Stockholders    is   hereby
                                                   revoked.

                                                   Date_______________________

                                                   ___________________________

                                                   ___________________________
                                                     Stockholder sign name
                                                   exactly as it is stenciled
                                                             hereon.

NOTE: Please fill in, sign and return this proxy in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full l title as such. If signer is a corporation, please sign the full corporate name by authorized officer. Joint Owners should sign individually. (Please note any change of address on this proxy.)


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BOB EVANS FARMS, INC.
                (Please indicate your vote on the reverse side)

               BELOW IS YOUR PROXY CARD. PLEASE READ BOTH SIDES,
        VOTE, SIGN AND RETURN IF IN THE ENCLOSED POSTAGE-PAID ENVELOPE
- --------------------------------------------------------------------------------

                             BOB EVANS FARMS, INC.
     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPT. 9, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned holder(s) of shares of Common Stock of Bob Evans Farms, Inc. (the "Company") hereby appoints Daniel E. Evans and Donald J. Radkoski, and each of them, the Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at The Shelter House, Bob Evans Farm, at Rio Grande, Ohio, on Monday, Sept. 9, 1996, at 4:00 p.m., Eastern Daylight Time, and any adjournment or adjournments thereof, and to vote all of the shares of Common Stock which the undersigned is entitled to vote at such Annual Meeting or at any adjournment or adjournments thereof.

1.   To elect three Class I Directors  to serve for terms of three years each:
     Daniel A Fronk, Cheryl L. Krueger, G. Robert Lucas II

     ____ Vote for all nominees      _____ Vote withheld for all nominees

                       ____ Vote for all nominees except

                            ____________________________________


2. In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or adjournments thereof.


           (THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE)